Exhibit 99.1

ATP Oil & Gas Corporation Reports Operations Update and Third Quarter 2005 Results

HOUSTON, Nov. 1 /PRNewswire-FirstCall/ -- ATP Oil & Gas Corporation (Nasdaq: ATPG) today announced an operations update and third quarter 2005 results.

Acquisitions:
--	Acquired a 55% working interest in the producing property King’s Peak, which consists of Mississippi Canyon blocks 173 and 217 and Desoto Canyon blocks 133 and 177;
--	Submitted the apparent high bids on three blocks at the Western Gulf of Mexico Lease Sale; Two of the leases have been subsequently awarded; and
--	Acquired a package of properties in a private transaction with current production of 25 MMcfe per day.

Developments:
--

Resumed development operations at Mississippi Canyon 711 following a more than two-month delay caused by Hurricanes Rita and Katrina. Approximately 50 days of well operations and facility hookup remain;

--	Reached agreement to acquire the Rowan-Midland, which will initially be utilized as a floating production platform at Mississippi Canyon 711;
--	Completed platform and pipeline installation at the Tors in the U.K. Sector North Sea and commenced well operations with the ENSCO 70 rig; and
--	Tested L-06d in the Dutch Sector North Sea at 53 MMcf/d, completed the well, installed the pipeline, and began performing platform tie-in work at the host platform.

Operations and Finance
--	Achieved production of 14.5 Bcfe during the first three quarters of the year and 3.8 Bcfe during the third quarter;
--	Recorded quarterly revenues of $26.3 million, cash flows from operating activities of $22.6 million, and a net loss available to common shareholders of $10.6 million;
--	Recorded year-to-date revenues of $96.8 million, cash flows from operating activities of $61.4 million, and a net loss available to common shareholders of $12.9 million; and
--	Issued $175.0 million in non-convertible perpetual preferred stock.

Review and Outlook

The Gulf of Mexico oil and gas industry was hit hard by four Hurricanes during the third quarter; Dennis, Emily, Katrina, and Rita. As of November 1, 2005, according to the Minerals Management Service (MMS), more than 66% of oil production (1.0 million bopd) and 52% of gas production (5.3 Bcf/d) remained shut-in in the Gulf of Mexico. The storms negatively impacted ATP’s third quarter production by approximately one Bcfe. The Company anticipates restoring production to 75% to 80% of pre-storm rates by the end of the fourth quarter. However, including recent acquisitions, production levels are presently above pre-storm levels at approximately 65 MMcfe per day. Regarding developments, Katrina in particular caused a more than two-month delay at our Mississippi Canyon 711 project. Now that development operations have almost resumed to pre-storm activity levels, we remain optimistic that we can still achieve first production at Mississippi Canyon 711 by December 31, 2005 and exit the year with a company-wide production rate in excess of 160 MMcfe per day.

ATP has also made substantial progress on its international developments. Tors in the U.K. Sector North Sea is currently scheduled to begin production early in 2006 or possibly very late in the fourth quarter of 2005. L-06d in the Dutch Sector North Sea is scheduled to commence production during the fourth quarter of 2005.

Results of Operations

Oil and natural gas revenues were $26.3 million from production of 3.8 Bcfe for the third quarter of 2005. Comparable amounts in the third quarter of 2004 for oil and natural gas revenues were $26.3 million from production of 5.2 Bcfe. Improvements in the prices of hedged volumes and overall higher commodity prices in the third quarter of 2005 resulted in a 37% increase in average realized prices to $6.91 per Mcfe, compared to $5.04 per Mcfe in the same period in 2004. Natural gas price realizations increased 41% to $6.94 per Mcf and oil price realizations increased 24% to $41.09 per barrel in the third quarter of 2005, compared to the third quarter of 2004.

Lease operating expense was $4.8 million for the third quarter, compared to $4.2 million in the same period in 2004. Lease operating expense per Mcfe increased to $1.26 in the third quarter from $0.80 in the same period in 2004. The increase per Mcfe was primarily attributable to a decrease in production while certain costs remained fixed. General and administrative expenses increased to $3.9 million for the third quarter of 2005, compared to $3.3 million for the same period of 2004. Compensation related costs during the third quarter included accrued costs related to the ATP Employee Volvo Challenge Plan.

DD&A for the third quarter was $12.3 million, compared to $11.7 million in the third quarter of 2004. As previously announced, ATP drilled an exploratory step-out well at its producing Eugene Island 30/71 complex that found non-commercial quantities of hydrocarbons, resulting in exploration expense of $5.6 million for the first nine months and $3.1 million for the third quarter. For the third quarter 2005, ATP incurred a net loss to common shareholders of $10.6 million or $(0.36) per basic and diluted share, compared to net income to common shareholders in the third quarter 2004 of $0.6 million or $0.02 per basic and diluted share. For the first nine months of 2005, ATP incurred a net loss available to common shareholders of $12.9 million or $(0.44) per basic and diluted share, compared to net income available to common shareholders of $5.1 million or $0.21 per basic and diluted share for the same period of 2004.

Below are the Company’s selected operating statistics and financial information, which contain additional information on our activities for the three and nine months ended September 30, 2005 and 2004.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Selected Operating Statistics (unaudited)
Production
Natural gas (MMcf)	2,718	4,251	11,033	13,302
Oil and condensate (MBbls)	182	166	584	537
Natural gas equivalents (MMcfe)	3,808	5,245	14,537	16,521
Gulf of Mexico (MMcfe)	3,808	4,347	13,625	12,989
North Sea (MMcfe)	—	898	912	3,532
Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$6.94	$4.93	$6.55	$4.95
Gulf of Mexico	6.94	5.26	6.52	5.41
North Sea	—	3.76	6.95	3.73
Oil and condensate (per Bbl)	41.09	33.15	41.67	32.18
Natural gas, oil and condensate (per Mcfe)	6.91	5.04	6.65	5.04
Lease operating expense (per Mcfe)	1.26	0.80	1.06	0.83
Other Expenses, per Mcfe
Depreciation, depletion and amortization	$3.23	$2.23	$3.30	$2.25

Selected Financial Data
(In Thousands, Except Per Share Data)
Oil and gas revenues, including settled derivatives (1)	$26,342	$26,306	$96,810	$83,196
Net income (loss)	(6,820)	597	(9,142)	5,130
Preferred dividends	(3,756)	—	(3,756)	—
Net income (loss) available to common shareholders	(10,576)	597	(12,898)	5,130
Per share, basic and diluted	$(0.36)	$0.02	$(0.44)	$0.21
Weighted average shares outstanding
Basic	29,109	24,572	29,005	24,542

Diluted	29,922	24,900	29,833	24,771

(1)	See oil and gas revenue reconciliation on the last table of this press release.

Acquisitions

On October 31, 2005, ATP acquired substantially all of the oil and gas properties of a privately held company. These properties are located on the Gulf of Mexico Shelf and contain proved producing reserves, proved undeveloped reserves as well as probable and possible reserves. The proved reserves associated with the transaction will be in the Company’s year-end 2005 reserve report. In addition to the proved, probable and possible reserves, there are identified exploration opportunities on certain blocks. Total consideration paid at closing was $40.0 million. A contingent payment of an additional $10.0 million will be required if the properties achieve a designated production level. ATP will be the operator of most of these blocks. Currently, the net production from these properties is approximately 25 MMcfe per day.

ATP acquired a 55% working interest for $18.6 million in the producing property King’s Peak in September 2005. ATP operates this property located on Mississippi Canyon Blocks 173 and 217 and Desoto Canyon Blocks 133 and 177. King’s Peak contains proved producing and proved undeveloped reserves as well as probable and possible reserves. The proved reserves associated with the transaction will be in the Company’s year-end 2005 reserve report.

ATP was the apparent high bidder on three blocks at the Western Gulf of Mexico Offshore Lease Sale 196 held on August 17, 2005 in New Orleans, Louisiana. The blocks are located in approximately 200 to 750 feet of water. All three of the blocks have been previously drilled and the related logs indicate the presence of hydrocarbons. Two of the blocks, Garden Banks 228 and High Island A-391, were subsequently awarded. If the third block is awarded, ATP’s acquisition costs for the three properties will be $2.8 million with the Company owning a 100% working interest and serving as operator of each of the blocks.

Operations and Development

Gulf of Mexico - Hurricanes Rita and Katrina caused minimal direct damage to most of the Company’s platforms with some platforms, primarily in the Western Gulf, sustaining no damage. A platform at Ship Shoal 358 appears to have sustained the most damage, although preliminary estimates indicate the platform can be repaired and resume production in early 2006.

Repairs to third-party infrastructure will largely determine the rate at which our shut-in properties in the Gulf of Mexico resume production. The Company estimates that essentially all of our remaining Gulf of Mexico production, except for Ship Shoal 358, will be restored during the fourth quarter of 2005.

The drilling vessel Ocean Voyager is back on location at Mississippi Canyon 711 after approximately two months off location to repair damage caused by Hurricane Katrina. Modifications to the Rowan-Midland, the production facility, continue with module hookup in progress. The Rowan-Midland is scheduled to arrive on location at Mississippi Canyon 711 near the end of the month after completion of well operations by the Ocean Voyager. The construction of the two 27-mile oil and gas pipelines has already been completed. ATP estimates that approximately 50 days of well operations and facility hookup remain.

ATP recently entered into an agreement to acquire the Rowan-Midland, which was previously retained under an operating lease agreement. The acquisition of the Rowan-Midland provides significant operating flexibility which should allow for optimal exploitation of the reserves at Mississippi Canyon 711 and the surrounding areas. ATP also acquired Mississippi Canyon 667/668 at a recent lease sale, two blocks adjacent to and north of Mississippi Canyon 711. The Rowan-Midland is the only immediately viable infrastructure capable of receiving and processing production in the Mississippi Canyon 711 area, therefore the Company believes the Rowan-Midland could be a likely host for third party tie-ins and other opportunities.

North Sea - On-site development at Tors (Kilmar and Garrow) continues with the possibility of achieving first production at the end of the fourth quarter of 2005. The pipeline lay is complete and the jacket and deck for Kilmar have been installed. The ENSCO 70 rig arrived on location October 7, 2005 and is currently sidetracking the first well at the Kilmar platform. Following completion of this well, ATP plans to use the ENSCO 70 for four additional wells in the U.K. Sector North Sea. Two of these wells will complete the development at Kilmar, and the remaining two wells of the rig contract will be drilled at Garrow and/or our Venture project. Helvellyn, the Company’s first North Sea development, is expected to resume production during the fourth quarter of 2005.

ATP reentered and sidetracked the #1 well at L-06d, the Company’s first Dutch Sector North Sea development. The well reached total depth of 8,859’ and logged 88’ of net gas pay in a high quality Terschelling Sandstone, 26’ structurally high to the original well. The pipeline and umbilical lay have been completed. Final hookup to the third-party host platform is underway with initial production expected in the fourth quarter of 2005.

Capital Resources and Liquidity

During the third quarter, ATP issued $175.0 million of non-convertible perpetual preferred stock. We received net proceeds of $169.4 million from the offering. The security pays a non-cash dividend of 13.5%. Dividends become payable in cash upon the earlier of full repayment of our existing Term Loan or April 15, 2011, whichever comes first. This security does not have a stated maturity. Additional details of the preferred equity security can be found in the Company’s Form 8-K related to the security.

Cash flow from operating activities was $61.4 million for the nine-month period ended September 30, 2005, compared to $7.5 million in cash flow from operating activities for the same period in 2004. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $49.9 million for the nine-month period ended September 30, 2005, compared to $45.8 million for the same period in 2004.

At September 30, 2005, ATP had working capital of approximately $102.4 million, compared to $68.3 million at December 31, 2004. The improvement in working capital during the first nine months of the year was primarily the result of the previously discussed preferred offering as well as an amendment in the second quarter that increased the amount outstanding under the Company’s credit facility to $350.0 million. ATP had $167.4 million in cash and cash equivalents on hand at September 30, 2005, compared to $102.8 million in cash and cash equivalents at December 31, 2004. Cash paid for acquisition and development activities for the nine months ended September 30, 2005 was $272.6 million, compared to $49.4 million in the same period in 2004.

Conference Call

ATP will host a conference call to discuss third quarter 2005 results on November 2, 2005 at 9:00 a.m. CST (10:00 a.m. EST). To participate in the live webcast, log on to http://www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call live via the telephone, dial 1-800-811-8824. A rebroadcast of the call will be available for 24 hours at 1-888-203-1112, ID code 4351411. The call will be archived at http://www.atpog.com for 30 days.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30, 2005	December 31, 2004

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$167,370	$102,774
Restricted cash	12,428	—
Accounts receivable (net of allowance of $1,496 and $1,499)	24,741	36,991
Derivative asset	—	791
Other current assets	8,298	3,788

Total current assets	212,837	144,344

Oil and gas properties (using the successful efforts method of accounting)	726,728	450,403
Less: Accumulated depletion, impairment and amortization	(259,141)	(237,197)

Oil and gas properties, net	467,587	213,206

Furniture and fixtures (net of accumulated depreciation)	830	741
Other assets, net	22,753	13,856

Total assets	$704,007	$372,147

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accruals	$103,426	$68,573
Current maturities of long-term debt	3,500	2,200
Asset retirement obligation	3,373	4,925
Derivative liability	181	316

Total current liabilities	110,480	76,014
Long-term debt	337,941	208,109
Asset retirement obligation	31,372	19,998
Deferred revenue	602	741
Other long-term liabilities and deferred obligations	9,077	10,121

Total liabilities	489,472	314,983

Shareholders’ equity
Preferred stock: $0.001 par value	178,756	—
Common stock: $0.001 par value	29	29
Additional paid in capital	138,536	140,628
Accumulated deficit	(101,656)	(88,759)
Accumulated other comprehensive income	(219)	6,177
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	214,535	57,164

Total liabilities and shareholders’ equity	$704,007	$372,147

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Oil and gas revenues	$26,342	$26,306	$96,810	$83,196

Costs and operating expenses:
Lease operating	4,796	4,176	15,377	13,618
Exploration	3,067	29	5,574	309
General and administrative	3,893	3,285	13,247	11,063
Credit facility and related	—	—	—	1,850
Depreciation, depletion and amortization	12,289	11,697	47,993	37,241
Asset retirement accretion	622	500	1,801	1,474
(Gain) loss on abandonment	248	2	324	(271)
(Gain) on disposition of assets	—	—	—	(6,011)

Total costs and operating expenses	24,915	19,689	84,316	59,273

Income from operations	1,427	6,617	12,494	23,923

Other income (expense):
Interest income	1,518	159	3,006	291
Interest expense	(9,760)	(6,179)	(24,644)	(15,938)
Loss on extinguishment of debt	—	—	—	(3,326)
Other income (expense)	(5)	—	2	180

Total other expense	(8,247)	(6,020)	(21,636)	(18,793)

Income (loss) before income taxes	(6,820)	597	(9,142)	5,130
Income tax expense	—	—	—	—

Net income (loss)	(6,820)	597	(9,142)	5,130
Preferred dividends	(3,756)	—	(3,756)	—

Net income (loss) available to common shareholders	$(10,576)	$597	$(12,898)	$5,130

Basic and diluted income (loss) per common share	$(0.36)	$0.02	$(0.44)	$0.21

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$(9,142)	$5,130
Adjustments to operating activities	59,071	40,688
Changes in assets and liabilities	11,461	(38,269)

Net cash provided by operating activities	61,390	7,549

Cash flows from investing activities:
Acquisition and development of oil and gas properties	(272,603)	(49,365)
Proceeds from disposition of properties	—	19,200
Additions to furniture and fixtures	(427)	(320)
Increase in restricted cash	(12,312)	—

Net cash used in investing activities	(285,342)	(30,485)

Cash flows from financing activities:
Proceeds from long-term debt	132,113	262,000
Payments of long-term debt	(2,300)	(165,680)
Deferred financing costs	(10,416)	(13,502)
Repurchase of warrants	—	(12,311)
Exercise of stock options	3,536	—
Issuance of preferred stock, net	169,440	—
Other	(68)	227

Net cash provided by financing activities	292,305	70,734

Effect of exchange rate changes on cash	(3,757)	(66)

Net increase in cash and cash equivalents	64,596	47,732
Cash and cash equivalents, beginning of period	102,774	4,564

Cash and cash equivalents, end of period	$167,370	$52,296

Hedges, Derivatives and Fixed Price Contracts
(Unaudited)

	2005

	1Q	2Q	3Q	4Q	FY

Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,520	2,425	2,300	2,239	9,484
Price ($/MMbtu)	$5.60	$6.23	$6.27	$6.54	$6.15
Crude Oil
Volumes (MBbls)	117.0	113.8	133.4	110.4	474.6
Price ($/bbl)	$38.20	$42.10	$44.45	$45.00	42.48
Equivalents
Volumes (MMMBtue)	3,222	3,108	3,100	2,901	12,331
Price ($/MMbtue)	$5.77	$6.40	$6.56	$6.76	$6.36
Puts
Natural Gas
Volumes (MMMBtu)		364	368	124	856
Floor Price ($/MMBtu)		$5.01	$5.01	$5.01	$5.01
North Sea:
Swaps
Natural Gas(1)
Volumes (MMMBtu)	270				270
Price (pounds sterling/MMBtu)	£4.46				£4.46

	2006

	1Q	2Q	3Q	4Q	FY

Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,160	1,363	1,376	463	5,362
Price ($/MMbtu)	$8.08	$8.50	$8.50	$8.50	$8.33
Crude Oil
Volumes (MBbls)	108.0	63.7	64.4	64.4	300.5
Price ($/bbl)	$47.14	$48.41	$48.41	$48.41	$47.96
Equivalents
Volumes (MMMBtue)	2,808	1,745	1,762	849	7,165
Price ($/MMbtue)	$8.03	$8.41	$8.41	$8.30	$8.25
Puts
Natural Gas
Volumes (MMMBtu)
Floor Price ($/MMBtu)
North Sea:
Swaps
Natural Gas(1)
Volumes (MMMBtu)	540				540
Price (pounds/MMBtu)	£6.41				£6.41

The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.

Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

(1) Swap for 1Q05 liquidated January 13, 2005 for approximately $710,000 in favor of the Company.

Oil and Gas Revenue Reconciliation(1)
(In Thousands)
Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Oil and gas revenues, including the effects of settled derivatives (1)	$26,325	$26,462	$96,621	$83,165
Hedging ineffectiveness and other (2)	17	(156)	189	31

Oil and gas revenues per income statements	$26,342	$26,306	$96,810	$83,196

(1)

Oil and gas revenues, including the effects of settled derivative activities, represent net cash received from oil and gas sales and related net derivative activities.  This amount is presented because of its acceptance as an indicator of the company’s realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.

Non-GAAP Reconciliation
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,

	2005	2004

Net cash provided by operating activities	$61,390	$7,549
Changes in assets and liabilities	(11,461)	38,269

Cash flow from operations prior to changes in assets and liabilities (1)	$49,929	$45,818

(1)

Cash flow from operations prior to changes in assets and liabilities is a non-GAAP financial measure that is commonly used to assess an oil and gas company’s ability to internally fund capital expenditures. Cash flow from operations prior to changes in assets and liabilities is not a substitute for Cash flow from operating activities as defined by GAAP.

SOURCE  ATP Oil & Gas
          -0-                                                            11/01/2005
          /CONTACT:  T. Paul Bulmahn, Chairman and President, or Albert L. Reese Jr., Chief Financial Officer, both of ATP Oil & Gas Corporation, +1-713-622-3311/
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